Exhibit 10.14

             RESTRICTED STOCK UNIT AWARD AGREEMENT

PURSUANT TO

THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”) and this          Restricted Stock Unit Award Agreement (this “Agreement”), this Award of Restricted Stock Units (“RSUs”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	This Award of RSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Grant Price:

Total Number of RSUs Granted:

2.

Each RSU represents a right to receive one Share on the appropriate Vesting Date (as defined below) in accordance with the terms of this Agreement; provided, however, that in lieu of delivery of a Share, the Committee may, in its discretion, cause the Company to deliver cash having a Fair Market Value equivalent to a Share. Any payment due to the Employee under this Agreement shall be made promptly following the date the RSUs vest under paragraph 4 or 5 of this Agreement, but in no event later than March 15th of the calendar year following the calendar year in which the RSUs vest.

3.	An RSU (i) does not represent an equity interest in the Company, (ii) carries no voting, dividend or dividend equivalent rights, and (iii) the holder will not have an equity interest in the Company or any of such shareholder rights, unless the vesting conditions of the RSU are met and the RSU is paid out with a Share rather than cash.

4.	This Award of RSUs will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on February , , February , , and February , , (each a “Vesting Date”) provided, however, that if:

(A)	the Employee Separates from Service prior to the applicable Vesting Date by reason of the Employee’s death or a Separation from Service on account of Disability, all RSUs that have not previously vested shall vest and be paid to the Employee; and

(B)	if the Employee Separates from Service prior to the applicable Vesting Date for any reason, including, but not limited to, voluntarily by the Employee, on account of Retirement, or by reason of a Separation from Service by the Company with or without cause (other than by reason of death or Disability), all RSUs that have not previously vested shall be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate.

5.	In the event that a Change of Control occurs prior to the applicable Vesting Date, if the RSUs described herein have not already been previously forfeited or cancelled, such RSUs will become fully vested contemporaneous with the completion of the Change of Control; provided, however, that in connection with a Change in Control and certain other events, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

6.	It is intended that under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares and/or cash are delivered to the Employee on the Vesting Date, at which time the Fair Market Value of the Shares and/or cash will be reportable as ordinary income, and subject to income tax withholding as well as social security and Medicare (FICA) taxes. The Company and its subsidiaries and affiliates have the right (i) to withhold any tax required to be withheld in connection with this Award of RSUs from Shares and/or cash otherwise deliverable to the Employee or from any other payment to be made to the Employee, or (ii) to otherwise condition the Employee’s right to receive or retain the Shares and/or cash on the Employee making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related tax obligation of the Employee to be satisfied. The Employee should consult his or her personal advisor to determine the effect of this Award of RSUs on his or her own tax situation.

7.	Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee or mailed to his or her address as the same appears on the records of the Company.

8.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.

9.	By accepting this Award of RSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of RSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

10.	This Award is intended to be excepted from coverage under Section 409A of the Code and shall be administered, interpreted and construed accordingly. The Employee shall have no right to designate the date of any payment under this Agreement. Each payment under this Agreement is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4) The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

11.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:
Name: Rita Trehan
Title: Vice President, Human Resources

3